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                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT: Corporate Communications
         404-715-2554

         Investor Relations
         404-715-6679

                DELTA ANNOUNCES RESULTS TO DATE OF EXCHANGE OFFER

ATLANTA, Nov. 2, 2004 - Delta Air Lines (NYSE: DAL) today announced that approximately $252 million aggregate principal amount of Pass Through Certificates Series 2000-1C and Pass Through Certificates Series 2001-1C ("Short-Term Existing Securities") have been tendered in its pending exchange offer. The amount of Short-Term Existing Securities tendered exceeds the minimum tender condition for the Short-Term Existing Securities.

Consummation of the exchange offer remains subject to numerous other significant conditions. The amount of securities in the other classes tendered to date is substantially below the minimum tender conditions. In the event that the exchange offer is consummated only with respect to the Short-Term Existing Securities then the collateral reserved for the other classes of notes will be available to Delta to meet other liquidity needs.

The exchange offer will terminate at 5:00 p.m. on November 18, 2004 unless extended.

The offering is being made only to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933, as amended.

The exchange offer will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, any securities issued in the exchange offer may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities offered in the exchange offer.